Exhibit 23.3

Human Factors MD Inc.

January 22, 2015

Dear Sir/Madam:

Reference is made to the registration statement on Form S-1, including any amendments thereto, any related prospectus and any related prospectus supplement (the “Registration Statement”), of Asante Solutions, Inc. (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the information supplied by us set forth in the Registration Statement. In addition, we hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the references to our firm in the section of the Registration Statement titled “Experts.”

Yours truly,

Human Factors MD

/s/ Tim Reeves

Tim Reeves, Ph.D. CHFP

Managing Director